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                                                                  EXHIBIT 10.167




                            ASSET PURCHASE AGREEMENT



                            Dated as of May 12, 1997


                                     between


                            ITT-DOW JONES TELEVISION

                                 ITT CORPORATION

                            DOW JONES & COMPANY, INC.

                        PAXSON COMMUNICATIONS CORPORATION


                                       and



                   PAXSON COMMUNICATIONS OF NEW YORK-31, INC.




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                                TABLE OF CONTENTS


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                                    ARTICLE I
                       Purchase and Sale of Station Assets

SECTION 1.01      Purchase and Sale.............................................       1
SECTION 1.02      Excluded Station Assets.......................................       3
SECTION 1.03      Assumption of Liabilities.....................................       4


                                   ARTICLE II
                          Purchase Price and Prorations

SECTION 2.01      Consideration.................................................       5
SECTION 2.02      Proration of Taxes, Rent, etc.................................       7


                                   ARTICLE III
                             Inspection by Purchaser

SECTION 3.01      Access to Information.........................................       8
SECTION 3.02      No Representations............................................       9


                                   ARTICLE IV
                         Representations and Warranties

SECTION 4.01      Representations and Warranties of Seller......................      10
SECTION 4.02      Representations and Warranties of Purchaser...................      15
SECTION 4.03      Representations and Warranties of ITT and Dow Jones...........      16
SECTION 4.04      Representations and Warranties of Paxson......................      18
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                                    ARTICLE V
                                    Covenants

SECTION 5.01      FCC Consent...................................................      19
SECTION 5.02      Other Consents and Approvals..................................      20
SECTION 5.03      Operation of Station..........................................      21
SECTION 5.04      Satisfaction of Conditions....................................      22
SECTION 5.05      Upgrade Application...........................................      22
SECTION 5.06      Further Action................................................      22
SECTION 5.07      Certain Equipment.............................................      23
SECTION 5.08      Taxes.........................................................      23
SECTION 5.09      Books and Records.............................................      23
SECTION 5.10      Risk of Loss..................................................      24
SECTION 5.11      Stock Exchange Listing........................................      24
SECTION 5.12      Encumbrances..................................................      25


                                   ARTICLE VI
                                     Closing

SECTION 6.01      Closing Date..................................................      25
SECTION 6.02      Transactions To Be Effected at the Closing....................      26


                                   ARTICLE VII
                            Conditions to Performance

SECTION 7.01      Conditions to the Obligations of Purchaser....................      26
SECTION 7.02      Conditions to the Obligations of Seller.......................      28
SECTION 7.03      Frustration of Closing Conditions.............................      29


                                  ARTICLE VIII
                                   Termination

SECTION 8.01      Termination...................................................      29
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SECTION 8.02      Absence of Final Order........................................      32
SECTION 8.03      Specific Performance..........................................      33

                                   ARTICLE IX
                                 Indemnification

SECTION 9.01      Indemnity by Purchaser........................................      33
SECTION 9.02      Indemnity by Seller...........................................      34
SECTION 9.03      Limitations on Obligations....................................      35
SECTION 9.04      Calculation of Losses.........................................      35
SECTION 9.05      Procedures Relating to Indemnification........................      36
SECTION 9.06      Other Claims..................................................      37
SECTION 9.07      Nonexclusive Remedy...........................................      38


                                    ARTICLE X
                                  Miscellaneous

SECTION 10.01     Notices by Parties............................................      38
SECTION 10.02     Bulk Transfer Laws............................................      39
SECTION 10.03     Broker's Commission...........................................      39
SECTION 10.04     Interpretation; Schedules; Certain Definitions ...............      40
SECTION 10.05     Assignment....................................................      40
SECTION 10.06     Attorney's Fees...............................................      40
SECTION 10.07     Severability..................................................      41
SECTION 10.08     Applicable Law................................................      41
SECTION 10.09     Consent to Jurisdiction.......................................      41
SECTION 10.10     Counterparts..................................................      42
SECTION 10.11     Entire Agreement; No Third Party Beneficiaries................      42
SECTION 10.12     Modifications.................................................      42
SECTION 10.13     Non-Waiver....................................................      42
SECTION 10.14     Successors....................................................      42
SECTION 10.15     Survival......................................................      42
SECTION 10.16     Expenses .....................................................      43
SECTION 10.17     Guarantees....................................................      43
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                                      iii
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Schedules

Schedule 1.01(a)           - Licenses
Schedule 1.01(c)           - Equipment
Schedule 1.01(e)           - Contracts
Schedule 2.02              - Certain Agreements
Schedule 4.01(c)           - Conflicts
Schedule 4.01(d)           - Consents
Schedule 4.01(e)           - Cable Agreements, etc.
Schedule 4.01(f)           - Encumbrances
Schedule 4.01(h)           - Reports
Schedule 4.01(i)           - Insurance
Schedule 4.01(k)           - Pending Applications
Schedule 4.02(c)           - Purchaser Conflicts
Schedule 4.02(d)           - Purchaser Consents
Schedule 4.02(e)           - FCC License
Schedule 4.04(c)           - Paxson Conflicts
Schedule 4.04(d)           - Paxson Consents

                           ASSET PURCHASE AGREEMENT (this "Agreement"), dated as
                  of May 12, 1997, between ITT-DOW JONES TELEVISION, a Delaware general partnership (the "Seller"), ITT CORPORATION, a Nevada corporation ("ITT"), DOW JONES & COMPANY, INC., a Delaware corporation ("Dow Jones"), PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation ("Paxson") and PAXSON COMMUNICATIONS OF NEW YORK-31, INC., a Florida corporation (the "Purchaser").


         WHEREAS, Seller is the licensee and is engaged in the operation of television station WBIS-TV, Channel 31, New York, New York (the "Station") under licenses from the Federal Communications Commission (the "FCC"); and

         WHEREAS, Purchaser desires to purchase and Seller desires to transfer to Purchaser certain rights and assets related to the Station, and Seller desires to transfer to Purchaser and Purchaser has agreed to assume certain liabilities associated with such rights and assets, upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, it is agreed between the parties hereto as follows:


                                    ARTICLE I

                       Purchase and Sale of Station Assets

         SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the following assets used in the conduct of the business and operations of the Station (collectively, the "Station Assets"):

         (a) all licenses, permits, authorizations and other approvals issued by the FCC in connection with the operations of the Station listed on Schedule 1.01(a) (the "FCC Licenses") and all other licenses, permits, authorizations, approvals and applications listed on Schedule 1.01(a) (collectively with the FCC Licenses, the "Licenses");

         (b) all rights of Seller under that certain lease dated as of August 24, 1984, by and between the Port Authority of New York and New Jersey (the "Port Authority"), as lessor, and The City of New York (the "City"), as lessee, as assigned to the Seller pursuant to the Assignment of Lease with Assumption and Consent dated as of June 28, 1996, among Seller, the Port Authority and the City (collectively, the "WTC Lease"), respecting certain space in the North Tower Building of the World Trade Center, New York, New York (the "Leased Premises");

         (c) the broadcasting and transmission equipment listed on Schedule 1.01(c), together with any replacements thereof and additions thereto made between the date of this Agreement and the Closing Date, together with any spare parts for such equipment or replacements thereof, together with any cabinets, consoles or other housing (collectively, the "Equipment Housing") located in the space occupied by the Station on the twelfth floor at 200 Liberty Street, New York, New York (the "Twelfth Floor") to the extent any such equipment is housed therein (collectively, the "Personal Property"), in its and their "as is, where is" condition as of the date of this Agreement subject to ordinary wear and tear, less any retirements or dispositions thereof made (i) in the ordinary course of business as to any portion thereof which is no longer used or useful or (ii) in connection with the acquisition of equivalent replacement property of equivalent kind and value;

         (d) all files, records, and logs in Seller's possession relating primarily to and reasonably necessary or appropriate to the use of the Station Assets, including Seller's public inspection file (collectively, the "Records") provided, however, that Seller may keep copies of same;

         (e) (i) the contracts listed on Schedule 1.01(e) and (ii) such additional written and oral contracts entered into by Seller between the date of this Agreement and the Closing Date as Purchaser consents to assume pursuant to
Section 1.03(b), but only to the extent the contracts by their terms are assignable or the parties hereto succeed in obtaining any necessary consent(s) to such assignment (the "Required Contractual Consents") (the contracts assigned pursuant to clauses (i) and (ii) hereof, together with the WTC Lease, being hereinafter collectively referred to as the "Contracts"); and

         (f) furniture and furnishings located in (i) the space occupied by the Station known as Studio E located on the ground floor at 200 Liberty Street, New York, New York
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                                                                               3


("Studio E"), (ii) the broadcast area and equipment room located on the Twelfth Floor and (iii) the World Trade Center, New York, New York (collectively, the "Studio Furnishings").

         SECTION 1.02. Excluded Station Assets. It is expressly understood and agreed that the Station Assets shall not include the following (the "Excluded Station Assets"):

         (a) all accounts receivable of Seller outstanding as of the Closing
Date;

         (b) cash, cash equivalents, prepaid amounts, bank deposits, certificates of deposit, Treasury bills and other marketable securities or similar investments;

         (c) tax or other refunds, all returns, reports, forms, documents or memoranda relating to taxes and all causes of action or claims of Seller which accrued prior to the Closing Date;

         (d) except to the extent provided in Section 5.07, any right to occupy or use any space located at 200 Liberty Street and 1155 Avenue of the Americas, New York, New York, currently occupied or used by Seller in connection with operating the Station;

         (e) all rights of Seller under this Agreement and the agreements, certificates and instruments delivered in connection with this Agreement;

         (f) all records prepared in connection with the sale of the Station Assets including bids received from third parties and analyses relating to the Station;

         (g) all rights relating to the Excluded Liabilities (as hereinafter defined);

         (h) the call letters "WBIS";

         (i) all intellectual property of Seller relating to the Station, including trademarks, trademark registrations, trade names, servicemarks, copyrights and licenses with respect to the foregoing relating to the call letters and names "WBIS+" or "S+";

         (j) any leasehold improvements, furniture, furnishings or personal computers, other than the Equipment Housing and Studio Furnishings;
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                                                                               4


         (k) personnel records of Seller;

         (l) any assets under the Contracts relating to the period prior to the Closing; and

         (m) any other property, rights or contracts not expressly referred to in Section 1.01 as the Station Assets.

         SECTION 1.03. Assumption of Liabilities. (a) Purchaser hereby agrees that from and after the Closing (as hereinafter defined) it will assume, perform and become primarily liable for and pay, satisfy or discharge as and when they become due, all obligations, liabilities and debts of Seller accruing from and after the Closing Date in respect of or relating to Seller's interest in the WTC Lease (including all obligations, liabilities and debts arising as a result of being the occupant of or the operator of activities at the Leased Premises) and in respect of or relating to the Station Assets, other than the Excluded Liabilities.

         (b) Purchaser hereby agrees that from and after the Closing it will assume, perform and become primarily liable for and, pay, satisfy, or discharge, all obligations, liabilities and debts of Seller accruing from and after the Closing Date under, such additional contracts entered into by Seller between the date of this Agreement and the Closing Date in the same manner and to the same extent as in the case of those contracts listed in Schedule 1.01(e), provided Purchaser has consented in writing to assume liability under each particular, additional contract. Purchaser's consent shall be given or withheld in writing within five business days following Purchaser's receipt from Seller of a copy of a particular additional contract. Purchaser's failure to consent or withhold consent within such five business day period shall be deemed to constitute a withholding of consent by Purchaser.

         (c) Except as expressly set forth in this Agreement and as contemplated by the Time Brokerage Agreement, Purchaser shall not assume or become responsible for any other obligations or liabilities of Seller, including (i) any obligations or liabilities of Seller arising out of Excluded Station Assets,
(ii) any obligations or liabilities of Seller under any employee pension, retirement, or other benefit plans or with respect to commissions, wages, bonuses, incentive payments, vacation pay, sick leave, severance benefits, or other benefits of employees of the Station or former employees or their beneficiaries relating to the operation of the Station prior to the Closing or arising from the transactions contemplated by this Agreement, (iii) any obligations or liabilities of Seller arising under the Employee Retirement Income Security Act of 1974, as amended, or with respect to any Excluded Station Assets, (iv) any obligations or liabilities of Seller with respect to taxes (except as otherwise provided in Sections 2.02, 5.08 and 9.01), (v) any obligations or liabilities under the Contracts relating to the period prior to the Closing, (vi) any liabilities relating to indebtedness of Seller for borrowed money or (vii) any liabilities for claims or litigation involving the Station relating to events occurring prior to the Closing (the items set forth in this paragraph (c)) being referred to as the "Excluded Liabilities").


                                   ARTICLE II

                          Purchase Price and Prorations

         SECTION 2.01. Consideration. As consideration for the transfer of the Station Assets as set forth herein, Purchaser agrees to pay Seller a purchase price of $257,500,000 (the "Purchase Price") payable as set forth in this
Section 2.01:

         (a) Upon the execution and delivery of this Agreement, Purchaser shall deliver to Seller, as a deposit towards the Purchase Price, immediately available funds in an amount equal to $25,000,000 (together with interest and earnings thereon, the "Deposit"). Seller shall deposit an amount equal to 50% of the Deposit in separate accounts (each a "Deposit Account") which will be maintained for the benefit of each of Dow Jones Broadcasting (U.S.A.), Inc., and ITT Broadcasting Corp. (the "General Partners"). Except as otherwise specifically provided in this Agreement, the Deposit shall be maintained at all times in the Deposit Accounts. The monies contained in each Deposit Account shall be invested in (i) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof having a maturity of not more than 180 days, (ii) certificates of deposit of any commercial bank in the United States of America having total capital surplus and undivided profits in excess of $500,000,000, (iii) commercial paper rated A-1 or higher by Standard & Poor's Corporation or P-1 or higher by Moody's Investors Service, Inc., or their respective successors and maturing not more than 180 days from the date of the acquisition thereof or (iv) securities approved jointly in writing by the applicable General Partner and Purchaser. The monies contained in each Deposit Account shall not be commingled with other funds of the applicable General Partner and the applicable General Partner shall retain exclusive disposition authority with respect thereto. In the event of a Change of Control (as hereinafter defined), all amounts in the applicable Deposit Account shall be delivered to a nationally recognized financial institution reasonably acceptable to Seller and Purchaser, and shall be held and invested by such institution as escrow agent pursuant to an escrow agreement in form and substance reasonably acceptable to Purchaser and Seller. The Deposit shall be delivered to Seller or Purchaser, or credited against the Purchase Price, as provided herein.

         For purposes hereof, "Change of Control" shall mean (i) any event resulting in any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of all classes of capital stock of ITT or Dow Jones, as applicable, then outstanding and entitled to vote generally in elections of directors ("Voting Stock") and such beneficial ownership was acquired within a period of two years following a tender offer by such person (or any of its affiliates) for shares of Voting Stock of ITT or Dow Jones, as applicable, or a solicitation of proxies with respect to Voting Stock of ITT or Dow Jones, as applicable, by such person, if, in either case, such tender offer or solicitation of proxies was not approved by a majority of the Board of Directors of ITT or Dow Jones, as applicable, in office at the time such tender offer or proxy solicitation was commenced, or (ii) a majority of the Board of Directors of ITT or Dow Jones being constituted of individuals who were elected pursuant to a solicitation of proxies with respect to Voting Stock of ITT or Dow Jones, as applicable, if such solicitation of proxies was not approved by a majority of the Board of Directors of ITT or Dow Jones, as applicable, in office at the time such solicitation of proxies was commenced.

         (b) At the Closing (as hereinafter defined), Purchaser shall pay to Seller or its designees by wire transfer of immediately available funds to bank accounts designated in writing at least two business days prior to the Closing by Seller an amount equal to (A) the Purchase Price less (B) the amount of the Deposit (the "Closing Date Amount"); provided that, in the sole discretion of Purchaser, up to $7,500,000 of the Closing Date Amount may be paid in the form of duly authorized, validly issued, fully paid and nonassessable shares of common stock, $0.001 par value per share, of Paxson registered in the names of
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                                                                               7


Seller, ITT, Dow Jones or wholly owned subsidiaries of ITT or Dow Jones, as designated by Seller, in denominations designated by Seller (such common stock being referred to as "Paxson Common Stock"), valued based upon the average of the closing prices of Paxson Common Stock on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for all trading days beginning on the thirty-fifth trading day before the Closing Date and ending on and excluding the fifth trading day before the Closing Date. Upon the Closing, the Deposit shall become the sole property of Seller.

         (c) Allocation of Purchase Price. Within 45 days following the Closing, Purchaser and Seller shall allocate the Purchase Price among the Station Assets consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and an appraisal conducted by an independent appraisal firm selected by Purchaser and reasonably acceptable to Seller. The fees and expenses of such appraisal firm shall be paid by Purchaser exclusively. Neither Purchaser nor Seller (nor any of their respective affiliates or representatives) shall take any position on any tax return, including Form 8594, or with any taxing authority or in any judicial proceeding that is inconsistent with the allocation of the Purchase Price as determined pursuant to this Section 2.01(c). Purchaser shall deliver to Seller, and Seller shall deliver to Purchaser, a signed copy of Form 8594 at least 10 days prior to the filing thereof.

         SECTION 2.02. Proration of Taxes, Rent, etc. (a) Subject to the terms of the Time Brokerage Agreement, any real and personal property taxes assessed against the Station Assets, fees with respect to any License, rent with respect to the WTC Lease or any other lease for space utilized by the Station that is assigned to, and assumed by, Purchaser, amounts paid or payable and other assets and liabilities under the Contracts and any other expenses or prepaid items relating to the Station Assets shall be prorated to the Closing Date so that amounts payable or receivable in respect of the period prior to the Closing Date shall be allocated to Seller and amounts payable or receivable in respect of the period from and after the Closing Date shall be allocated to Purchaser and the appropriate payments made between the parties hereto as a result of such prorations. Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any obligations or liabilities not being assumed by Purchaser pursuant to this Agreement. Purchaser shall reimburse Seller for deposits, if any, made by Seller as security under the WTC Lease, to the extent that such deposits are transferable and remain on deposit for the benefit of the Purchaser, and if such deposits are not so transferable, Purchaser shall use reasonable efforts to cause such deposits to be returned to Seller as soon as practicable following the Closing. Any payments required pursuant to this
Section 2.02(a) shall be made by the parties within 30 days following the Closing upon presentation of invoices therefor.

         (b) At the Closing, Seller shall make the payment contemplated by
Schedule 2.02.


                                   ARTICLE III

                             Inspection by Purchaser

         SECTION 3.01. Access to Information. (a) From the date of this Agreement to the effectiveness of the Time Brokerage Agreement, Seller shall (i) permit Purchaser and its employees, counsel, accountants, engineers and other authorized representatives ("Purchaser's Representatives") to meet (away from the Station premises) with employees of the Station reasonably approved by Seller for the purpose of obtaining information regarding the Station Assets,
(ii) permit Purchaser's Representatives to have access to Seller's premises outside of normal business hours for the purpose of obtaining information regarding fiber optic connections and (iii) provide Purchaser and Purchaser's Representatives, or cause Purchaser and Purchaser's Representatives to be provided, all information relating to the Station Assets as they may reasonably request. Without limiting the generality of the foregoing, Seller shall give Purchaser and Purchaser's Representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing such financial statements as Purchaser reasonably determines are required to comply with applicable federal securities laws as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller shall reasonably cooperate with Purchaser and Purchaser's Representatives in the preparation of such financial statements. From the date of the effectiveness of the Time Brokerage Agreement to the Closing Date, Seller will give to Purchaser and Purchaser's Representatives reasonable access to the Station Assets and to the books and records relating primarily to and reasonably necessary or appropriate to the use thereof, and will furnish or cause to be furnished to Purchaser and Purchaser's

Representatives all information relating to the Station Assets as they may reasonably request; provided, however, that Purchaser shall give Seller reasonable advance notice of any request for such access and such access shall not unreasonably interfere with the normal business operations of the Station.

         (b) Seller shall provide Purchaser and Purchaser's Representatives access to the Station Assets and the Station's facilities for the purpose of conducting (i) a Phase I environmental survey thereof (which shall be performed by environmental consultants reasonably acceptable to Seller and which shall not include any sampling or laboratory analysis) and (ii) an engineering study of the performance of the Station Assets. Such activities shall be conducted at the sole expense of Purchaser, and Purchaser shall indemnify and hold harmless Seller and the Seller Indemnitees (as hereinafter defined) in accordance with
Article IX from and against all actions, suits, claims, losses, penalties, damages, liabilities, costs and expenses (including reasonable attorney's fees, costs and disbursements), as incurred, arising out of or resulting from such activities. Such access shall be provided at times reasonably agreed to by Seller and such activities shall not unreasonably interfere with the normal business operations of the Station. Purchaser acknowledges and agrees that Purchaser's satisfaction with the results of such Phase I survey and engineering study shall not be a condition to its obligation to consummate at the Closing the transactions contemplated by this Agreement, or to any of its other obligations under this Agreement.

         (c) All inspections and access provided for in this Section 3.01, and all information obtained in the course thereof or pursuant thereto, shall be subject to the terms of the Confidentiality Agreement dated April 10, 1997, between Paxson and ITT (the "Confidentiality Agreement").

         SECTION 3.02. No Representations. Purchaser agrees that it is relying solely on its own investigation and inspection of the Station Assets and not on any oral or written statements or representations made by Seller or any general partner of Seller or any agent or representative thereof (including, without limitation, any offering materials prepared on behalf of Seller or any general partner of Seller), except for the express representations, warranties and covenants set forth herein. Without limiting the generality of the foregoing and except to the extent otherwise expressly provided in this Agreement, Purchaser acknowledges that neither Seller nor any general partner of Seller, nor any of their respective directors, officers, agents, employees, representatives, or affiliates has made any warranty or representation, express or implied, or arising by operation of law, as to: (a) the merchantability or fitness or suitability of the Station Assets for any and all activities and uses which Purchaser may elect to conduct with respect thereto; (b) any income to be derived from the Station Assets or expenses to be incurred with respect thereto, or any obligations or other matters or things relating to or affecting the same; (c) the past or projected future performance of, or revenues from, the Station; (d) any information set forth in the Executive Summary dated April 1997 or any other information provided to Purchaser pursuant to the Confidentiality Agreement; or (e) any other matter not expressly set forth in this Agreement.

         Purchaser acknowledges that Seller's execution and delivery of the documents required by Section 6.02(a) hereof, and Purchaser's acceptance thereof, shall, subject to Section 5.06, fulfill all obligations of Seller respecting the condition of the Station Assets, whether express or implied.


                                   ARTICLE IV

                         Representations and Warranties

         SECTION 4.01. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

         (a) Organization. (i) Seller is a general partnership duly organized and validly existing under the laws of the State of Delaware. Seller is qualified to conduct business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the business or operations of the Station. Seller has all requisite power and authority to operate the Station and to own or lease the Station Assets as presently owned and/or leased by Seller, including the power and authority to hold the License and lease the Leased Premises. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Station Assets.

         (ii) The General Partners are the sole general partners of Seller. Dow Jones Broadcasting (U.S.A.), Inc. is a wholly owned subsidiary of Dow Jones and ITT Broadcasting Corp. is a wholly owned subsidiary of ITT. Each General

Partner is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each General Partner is qualified to conduct business and in good standing in each jurisdiction where the nature of its business or the business of the Seller or the ownership of its properties or the properties of the Seller requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business or operations of the Station. Each General Partner has the requisite corporate power to serve as a general partner of Seller and to execute and deliver on behalf of Seller this Agreement and the other documents contemplated hereby to be executed and delivered by Seller (the "Seller Other Documents").

         (b) Authority. Seller has full power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Seller Other Documents have been duly and validly authorized by all necessary action on the part of Seller and the General Partners. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies. The execution and delivery of this Agreement and the Seller Other Documents by each of the General Partners have been duly and validly authorized by all necessary corporate action on the part of each of the General Partners.

         (c) No Conflict. Except as set forth on Schedule 4.01(c), and subject to obtaining the consents, releases, filings and approvals described herein, Seller's execution, delivery and performance of this Agreement and the Seller Other Documents (i) will not violate or conflict with any provisions of its organizational documents or those of either General Partner, (ii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority affecting Seller which would prevent Seller from performing its obligations hereunder or otherwise materially interfere with the ownership or operation of the Station Assets; and (iii) will not conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions, or provisions of, or constitute a default under any agreement, instrument, license, or permit which would prevent Seller from performing its obligations hereunder or otherwise materially interfere with the ownership or operation of the Station Assets and will not create any Encumbrance which is not a Permitted Encumbrance upon any of the Station Assets.

         (d) Consents and Approvals. Except for (i) the FCC Consent and the Port Authority Consent (each as hereinafter defined), (ii) the Required Contractual Consents, (iii) the filing of premerger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iv) compliance with and filings under the Exchange Act, (v) those that may be required solely by reason of Purchaser's (as opposed to any other third party's) participation in the transactions contemplated hereby and (vi) consents set forth on Schedule 4.01(d), no (A) consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency, or (B) consent, approval, authorization of or notice to any other party to any agreement or undertaking by which Seller is bound is required for the consummation by Seller of the transactions contemplated herein.

         (e) Licenses. The Licenses listed on Schedule 1.01(a) comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the extent they are now conducted. Copies of the Licenses listed on Schedule 1.01(a) have been delivered to Purchaser. Schedule 1.01(a) also includes a complete list of all applications for FCC Licenses with respect to the business and operations of the Station pending at the FCC as of the date hereof. Seller is the holder of the Licenses and holds the Licenses free and clear of all mortgages, claims, charges, liens, security interests, easements, rights of way, pledges, restrictions (other than restrictions arising by operation of law) or encumbrances of any nature whatsoever (collectively, "Encumbrances"), except for (i) mechanics', carriers', workmen's, repairmen's, and other like Encumbrances arising or incurred in the ordinary course of business, (ii) Encumbrances for taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings and (iii) imperfections of title and other Encumbrances that, individually or in the aggregate, do not materially detract from or interfere with the present use of the Station Assets (the Encumbrances described in clauses (i), (ii) and (iii) being herein referred to as "Permitted

Encumbrances"). The Licenses are in full force and effect and the Seller is in compliance with the Licenses in all material respects. No license renewal applications are pending with respect to any of the FCC Licenses. Schedule 4.01(e) is a true and complete list of all (A) cable carriage agreements in effect as of the date of this Agreement with respect to the Station, (B) all agreements in effect as of the date of this Agreement with any community group, governmental authority or other third party restricting programming, employment practices or other aspects of the business or operations of the Station and (C) to the knowledge of Seller without inquiry and based solely upon the document attached to such Schedule 4.01(e), cable systems carrying the Station as of March 8, 1997.

         (f) Title to Properties. Seller has good and valid title to all the Personal Property free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances disclosed in Schedule 4.01(f) which shall be removed prior to the Closing. The Personal Property comprises all material broadcasting and transmission equipment reasonably necessary to broadcast and transmit programming from the Station's facilities. Seller's interest in the WTC Lease and the Contracts is free and clear of all Encumbrances other than Permitted Encumbrances and those contained in such agreements.

         (g) Contracts. Seller has delivered to Purchaser true and complete copies of the WTC Lease and all other Contracts listed on Schedule 1.01(e). All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms. There is not under any Contract any breach or default by Seller or, to the knowledge of Seller, any other party to any such Contract that would constitute a default under any Contract, in either case that would materially detract from or interfere with the present use of the Station Assets. Subject to obtaining any Required Contractual Consents, the Port Authority Consent or other necessary consents to assignments as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby have resulted or will result in a breach or default under, or permit any party to modify any obligations under, or cause or permit any termination, cancelation, or loss of benefits under, any of the Contracts.

         (h) Reports. Except as set forth on Schedule 4.01(h), Seller has not failed to file or make any application, report, or other disclosure required by the

FCC to be filed or made with respect to the Station during this license term and no deficiencies have been asserted with respect to any such filings such that the Licenses would be subject to revocation, cancelation or substantial modification.

         (i) Insurance. Set forth on Schedule 4.01(i) is an accurate description of all insurance policies that insure any part of the Station Assets or the business of the Station. All such policies of insurance are in full force and effect.

         (j) Compliance with Laws. Seller has complied in all material respects with the Licenses and all material federal, state and local laws, rules, regulations and ordinances applicable to the ownership or operation of the Station Assets, other than instances of noncompliance which, individually or in the aggregate, would not materially detract from or interfere with the present use of the Station Assets.

         (k) Claims and Legal Actions. Except as set forth on Schedule 4.01(k), as of the date of this Agreement, except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, suit or proceeding pending, or to the knowledge of Seller, threatened, against or relating to Seller with respect to its ownership or operation of the Station Assets which if adversely determined would materially detract from or interfere with the use of the Station Assets in the manner currently used. As of the date of this Agreement, except as set forth on Schedule 4.01(k), Seller has not received written notice of any application, complaint or proceeding (i) before the FCC relating to the Station, other than proceedings which affect the broadcasting industry generally, (ii) before any federal or state agency relating to the Station involving charges of illegal discrimination under any federal or state employment laws or regulations or (iii) before any federal, state, or local agency relating to the Station involving zoning issues under any federal, state, or local zoning law, rule or regulation, which if adversely determined would materially detract from or interfere with the use of the Station Assets in the manner currently used.

         (l) Seller acknowledges that, if any portion of the Closing Date Amount is paid in the form of Paxson Common Stock pursuant to Section 2.01(b), the offer and sale of such Paxson Common Stock has not been registered under the Securities Act of 1933, as amended, or under any state securities laws. Seller represents and covenants that it and each other entity to which such Paxson Common Stock may be issued pursuant to Section 2.01(b) shall take such Paxson Common Stock for investment and not with a view to the distribution thereof and shall only dispose of such Paxson Common Stock in accordance with applicable securities laws.

         SECTION 4.02. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

         (a) Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to own, operate and lease its assets and to conduct its business as presently conducted. Purchaser is qualified to conduct business and is in good standing in each jurisdiction where the failure to be qualified or in good standing would have a material adverse affect on the business or operations of Purchaser.

         (b) Authority. Purchaser has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other documents contemplated hereby to be executed, delivered and performed by Purchaser (the "Other Purchaser Documents") have been fully and validly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by Purchaser and constitutes its valid and binding obligation enforceable against Purchaser in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         (c) No Conflict or Breach. Subject to the consents, releases, filings and approvals described herein and except as set forth in Schedule 4.02(c), Purchaser's execution, delivery and performance of this Agreement and the Other Purchaser Documents (i) will not violate or conflict with any provisions of its organizational documents; (ii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority which would prevent Purchaser from performing its obligations hereunder and (iii) will not conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions, or provisions of, or constitute a default under any agreement, instrument, license, or permit which would prevent Purchaser from performing its obligations hereunder.

         (d) Consents and Approvals. Except for (i) the FCC Consent and the Port Authority Consent, (ii) the filing of premerger notification reports under the HSR Act, (iii) compliance with and filings under the Exchange Act and (iv) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereunder and (v) consents set forth in Schedule 4.02(d), no (A) consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency or (B) consent, approval, authorization of or notice to any other party to any agreement or undertaking by which Purchaser is bound is required for the consummation by Purchaser of the transactions contemplated herein.

         (e) FCC License. Except as set forth in Schedule 4.02(e), Purchaser is, for purposes of obtaining the approval of the FCC under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications Act"), qualified to acquire the License and there are no facts or circumstances that would prevent any necessary approval of the FCC of the transactions contemplated hereby (including granting the Satellite Authorization described in Section 5.01(a)) or prevent Purchaser from meeting all applicable FCC qualifications as of the Closing Date.

         (f) Availability of Funds. By the time of the Closing, Purchaser will have available cash or borrowing facilities which together will be sufficient to enable it to consummate the transactions contemplated by this Agreement. Purchaser acknowledges that the availability of any financing shall not be a condition to its obligation to consummate at the Closing the transactions contemplated by this Agreement, or to any of its other obligations under this Agreement.

         SECTION 4.03. Representations and Warranties of ITT and Dow Jones. Each of ITT and Dow Jones represents and warrants, as to itself only, to Purchaser as follows:

         (a) Organization. Such entity is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, operate and lease its assets and to conduct its business as presently conducted. Such entity is qualified to conduct business and is in good standing in each jurisdiction where the failure to be qualified or in good standing would have a material adverse affect on its business or operations.

         (b) Authority. Such entity has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such entity have been fully and validly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by such entity and constitutes its valid and binding obligation enforceable against such entity in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         (c) No Conflict or Breach. Subject to the consents, releases, filings and approvals described herein, the execution, delivery and performance of this Agreement (i) will not violate or conflict with any provisions of the organizational documents of such entity; (ii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority which would prevent such entity from performing its obligations hereunder and (iii) will not conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions, or provisions of, or constitute a default under any agreement, instrument, license, or permit which would prevent such entity from performing its obligations hereunder.

         (d) Consents and Approvals. Except for (i) the filing of premerger notification reports by such entity under the HSR Act, (ii) compliance with and filings under the Exchange Act, (iii) the FCC Consent and (iv) those that may be required solely by reason of Purchaser's (as opposed to any other third party's) participation in the transactions contemplated hereunder, no (A) consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency or (B) consent, approval, authorization of or notice to any other party to any agreement or undertaking by which such entity is bound is required for the consummation by such entity of the transactions contemplated herein.

         SECTION 4.04. Representations and Warranties of Paxson. Paxson hereby represents and warrants to Seller as follows:

         (a) Organization. Paxson is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its assets and to conduct its business as presently conducted. Paxson is qualified to conduct business and is in good standing in each jurisdiction where the failure to be qualified or in good standing would have a material adverse affect on its business or operations.

         (b) Authority. Paxson has full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Paxson have been fully and validly authorized by all necessary corporate actions. This Agreement has been duly executed and delivered by Paxson and constitutes its valid and binding obligation enforceable against Paxson in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         (c) No Conflict or Breach. Subject to the consents, releases, filings and approvals described herein and except as set forth in Schedule 4.04(c), Paxson's execution, delivery and performance of this Agreement (i) will not violate or conflict with any provisions of its organizational documents; (ii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority which would prevent Paxson from performing its obligations hereunder and (iii) will not conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions, or provisions of, or constitute a default under any agreement, instrument, license, or permit which would prevent Paxson from performing its obligations hereunder.

         (d) Consents and Approvals. Except for (i) the FCC Consent and the Port Authority Consent, (ii) the filing of premerger notification reports by Paxson under the HSR Act, (iii) compliance with and filings under the Exchange Act,
(iv) the FCC Consent, (v) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereunder and (vi) as set forth in Schedule 4.04(d), no

(A) consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency or
(B) consent, approval, authorization of or notice to any other party to any agreement or undertaking by which Paxson is bound is required for the consummation by Paxson of the transactions contemplated herein.

         (e) Paxson Common Stock. All shares of Paxson Common Stock which may be issued and delivered to Seller pursuant to this Agreement will be, if and when issued, duly authorized, validly issued and outstanding, fully paid and non-assessable and will not have been issued in violation of, and will not be subject to, any preemptive or subscription rights.


                                    ARTICLE V

                                    Covenants

         SECTION 5.01. FCC Consent. (a) Purchaser and Seller shall prepare and file within five days of the date of this Agreement their respective portions of the FCC applications and other instruments necessary to obtain all approvals and consents required under the Communications Act in connection with the transactions contemplated hereby (collectively, the "FCC Consent"), and, thereafter, shall use their reasonable efforts to obtain the FCC Consent as expeditiously as practicable. The parties hereto recognize and acknowledge that under applicable rules and regulations of the FCC, the ownership of television station WHAI-TV, Bridgeport, Connecticut (the "Bridgeport Station"), by Paxson and the Station by Purchaser is not permitted unless appropriate waivers of such rules and regulations are obtained. Paxson shall request and use its reasonable efforts to obtain television satellite authorization pursuant to Note 5 of
Section 73.3555 of the FCC's rules with respect to the Bridgeport Station (the "Satellite Authorization"); provided, however, that in no event shall the failure to obtain permanent waivers with respect to ownership of the Bridgeport Station by Paxson excuse Purchaser from the obligation to consummate the transactions contemplated hereby. Notwithstanding any contrary provision contained herein, Paxson shall dispose of the Bridgeport Station prior to consummation of the transactions contemplated hereby if necessary in order to obtain the FCC Consent.

         (b) Purchaser agrees that it shall not request continued use of the call letters "WBIS" (which are an

Excluded Asset) and that Purchaser and its successors shall not be entitled to use such call letters.

         (c) All costs and expenses in connection with obtaining the FCC Consent, including filing fees, advertising fees and transfer, stamp and other taxes shall be shared equally by Seller and Purchaser.

         SECTION 5.02. Other Consents and Approvals. (a) The parties hereto shall use their reasonable efforts to obtain all authorizations, consents, orders and approvals of all governmental authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable, but in any event within five days of the date of this Agreement and to promptly file, after any request by the Federal Trade Commission (the "FTC") or the U.S. Department of Justice (the "DOJ") and after appropriate negotiation with the FTC or the DOJ of the scope of such request, any information or documents requested by the FTC or DOJ. The filing fee and any other expenses relating to compliance with the HSR Act shall be shared equally between Purchaser and Seller.

         (b) Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts (including the Port Authority under the WTC Lease) and that such consents and waivers have not been obtained. Purchaser agrees that Seller shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers required under any Contract in connection with the transactions contemplated by this Agreement, so long as Seller has complied in all material respects with its obligations pursuant to this Section 5.02(b). Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or waiver, (ii) any termination thereof or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any individual or entity arising out of or relating to the failure to obtain any such consent, waiver or termination. Prior to the Closing, Seller shall, upon the request of Purchaser, cooperate with Purchaser, and Purchaser shall, upon the request of Seller, cooperate with Seller in any reasonable manner in connection with Purchaser obtaining any such consents and waivers; provided, however, that such cooperation shall not include any requirement on the part of Seller or any of its affiliates to expend money or incur any liability, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party other than as necessary to cure any default by Seller of its obligations thereunder and customary de minimus processing fees and expenses.

         SECTION 5.03. Operation of Station. (a) From the date of this Agreement to the Closing:

         (i) Seller shall not enter into any contract or commitment relating to the Station Assets outside of the ordinary course of business, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation, that will be binding on Purchaser after the Closing without the prior written consent of Purchaser;

         (ii) Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, except in the ordinary course of business consistent with past practice or in connection with the acquisition of replacement property of substantially similar kind and value;

         (iii) Seller shall not knowingly create or assume or permit to exist any Encumbrance upon the Station Assets, except for Permitted Encumbrances;

         (iv) Seller shall use its reasonable efforts not to commit any act or omission which could reasonably be expected to cause or permit a material impairment of the Station Assets. If any material loss, damage, impairment, confiscation or condemnation of or to any of the Station Assets occurs, Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace or restore such Station Assets that are lost, damaged, impaired or destroyed;

         (v) Seller shall maintain the existing property and casualty insurance policies on the Station Assets or equivalent replacement policies; and

         (vi) Seller shall comply in all material respects with all laws, rules, and regulations applicable to the ownership and operation of the Station Assets, except for instances of non-compliance which, individually or in the aggregate, would not materially detract from or interfere with the present use or operation of the Station Assets.

         (b) From the effective date of the Time Brokerage Agreement being executed and delivered by the parties hereto simultaneously with this Agreement (the "Time Brokerage Agreement") through the Closing, the Station shall be operated in accordance with the provisions of the Time Brokerage Agreement. No action or omission of Purchaser or any of Purchaser's Representatives during the effective period of the Time Brokerage Agreement shall be deemed to constitute or result in a breach of any representation, warranty or covenant of Seller contained in this Agreement. Notwithstanding any contrary provision contained herein or in the Time Brokerage Agreement, prior to the Closing, Purchaser shall not directly or indirectly control, supervise or direct the operations of the Station; such operations, including complete control and supervision of the Station's programs, employees and policies, shall be the sole responsibility of Seller.

         SECTION 5.04. Satisfaction of Conditions. In addition to their other respective obligations hereunder, Seller and Purchaser shall each use their reasonable efforts to cause the Closing to occur and shall notify the other if any event should occur which could reasonably be expected to prevent fulfillment of the conditions to the obligations of Seller or Purchaser to consummate the transactions contemplated by this Agreement. Seller and Purchaser will use their reasonable efforts to cure any such event as expeditiously as possible.

         SECTION 5.05. Upgrade Application. Purchaser acknowledges and agrees that obtaining the approval of the FCC of the application of the Station currently pending before the FCC relating to the upgrade of the Station's broadcast power shall not be a condition to the Closing, and the failure by Seller to obtain, or take any action in order to obtain, such approval shall not constitute a breach of any representation, warranty or covenant of Seller hereunder.

         SECTION 5.06. Further Action. Subject to the provisions of Sections 5.01, 5.02 and 5.04, Purchaser and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and from time to time, as and when requested by the other party, shall use their reasonable efforts to take, or cause to be taken, all appropriate action and execute and deliver, or cause to be executed and delivered, such documents and other papers, as such other party may reasonably deem to be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         SECTION 5.07. Certain Equipment. Purchaser agrees that as soon as practicable following the Closing, but in any event within 60 days thereafter, it will arrange, at Purchaser's sole expense and risk, to have the items of Personal Property listed on Schedule 1.01(c) which are located at 200 Liberty Street, New York, New York, dismantled and removed from such location. Until such Personal Property is so dismantled and removed, Purchaser shall reimburse Seller (a) for all rent owing in respect of Studio E and (b) for a pro-rata portion of rent owing with respect to the Twelfth Floor based upon the percentage of square footage on the Twelfth Floor used to house such Personal Property.

         SECTION 5.08. Taxes. At or prior to the Closing Date, Purchaser shall pay any and all state and local taxes then due and payable, and shall cooperate in filing with the applicable taxing authorities any tax returns then required to be filed, in connection with the transactions contemplated by this Agreement. Purchaser agrees to comply with the requirements of Section 1141(c) of Article 28 of the New York State Sales and Tax Law.

         SECTION 5.09. Books and Records. From the date of this Agreement to the Closing, Seller shall maintain its books, records, files and logs relating to the Station in accordance with its past practices. For a period of six years following the Closing Date (a) all books, records, files and logs relating to the Station or the Station Assets and included in the Station Assets shall be available for inspection and duplication by Seller or any of Seller's affiliates, at Seller's expense, upon reasonable notice to Purchaser during normal business hours, to the extent Seller or any of Seller's affiliates reasonably deem such inspection necessary or desirable (i) to facilitate any audit or audits or (ii) in connection with any litigation instituted against Seller or any of Seller's affiliates with respect to the Station or relating to Seller's operation thereof; provided, that such inspection and duplication shall not unreasonably interfere with the normal business operations of the Station and (b) all books, records, files and logs relating to the Station Assets and otherwise not included in the Station Assets shall be available for inspection and duplication by Purchaser or any of Purchaser's affiliates, at Purchaser's expense, upon reasonable notice to Seller during normal business hours.

         SECTION 5.10. Risk of Loss. (a) Until the Closing, any loss of or damage to the Station Assets from fire, casualty, or any other occurrence not covered by insurance payable to Purchaser (other than any loss, damage or other occurrence resulting from any act or omission of Purchaser or any of Purchaser's Representatives) shall be the total responsibility of Seller.

         (b) If any damage, destruction or other loss of the Station Assets occurs (other than any damage or destruction resulting from any act or omission of Purchaser or any of Purchaser's Representatives) which causes the Station to cease broadcasting operations, or prevents in any material respect signal transmission by the Station in the normal and usual manner, Purchaser, in its sole discretion, may (i) at any time upon written notice thereof to Seller, postpone the Closing until the earlier of (x) the date which is six months following the date of such damage, destruction or other loss and (y) ten business days after such time as the Station Assets have been restored or replaced such that normal and usual transmission of the Station's signal is resumed or (ii) if Seller fails to restore or replace the Station Assets such that normal and usual transmission of the Station's signal is resumed within 60 days of such damage, destruction or other loss, (1) terminate this Agreement pursuant to Article VIII or (2) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Station Assets after the Closing Date, in which event Seller shall deliver to Purchaser all insurance and other proceeds received in connection with such damage, destruction or other loss. In the event that Purchaser elects to postpone the Closing pursuant to clause (i) of this Section 5.10(b), and the Station Assets have not been restored or replaced such that normal and usual transmission of the Station's signal is resumed by the date which is six months following the date of damage, destruction or other loss, then Seller may terminate the Agreement pursuant to Article VIII. Purchaser's election to take the actions permitted by clause (i) of this Section 5.10(b) shall not preclude a subsequent election by Purchaser to take the actions permitted by clause (ii) hereof.

         SECTION 5.11. Stock Exchange Listing. Paxson shall use its reasonable efforts to cause all shares of Paxson Common Stock which may be issued and delivered to Seller pursuant to this Agreement to be listed on the American

Stock Exchange on the Closing Date, subject only to official notice of issuance.

         SECTION 5.12. Encumbrances. Seller agrees to take all action necessary in order to remove any known Encumbrances (other than (a) Encumbrances for taxes, assessments and other governmental charges that are not yet due and payable and (b) Encumbrances resulting from any act or omission of Purchaser or its affiliates, employees, agents or representatives) upon the Station Assets at or prior to the Closing. In the event that the Station Assets are subject to such Encumbrances which secure obligations aggregating $25,000 or less at such time as the parties shall have agreed the Closing shall occur, the Closing shall occur notwithstanding the existence of such Encumbrances, and Seller shall take all action necessary to remove all such Encumbrances (or any subsequently discovered such Encumbrances) as promptly following the Closing as practicable. In the event that the Station Assets are subject to such Encumbrances which secure obligations in excess of $25,000 at such time as the parties shall have agreed that the Closing would otherwise occur, Purchaser, upon written notice thereof to Seller, shall elect either to (i) postpone the Closing until such time as the Station Assets shall no longer be subject to such Encumbrances securing obligations in excess of such amount, in which event Seller shall (x) take all action necessary in order to remove such Encumbrances as promptly as practicable and (y) not exercise its right to terminate this Agreement pursuant to Section 8.01(a)(vii) during any period in which the Closing has been so postponed or (ii) proceed with the Closing notwithstanding the existence of such Encumbrances, in which event Seller shall take all action necessary to remove all such Encumbrances (or any subsequently discovered such Encumbrances) as promptly following the Closing as practicable.


                                   ARTICLE VI

                                     Closing

         SECTION 6.01. Closing Date. Subject to the terms and conditions of this Agreement, the purchase and sale of the Station Assets and the assignment, transfer and conveyance thereof (the "Closing") shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 on a date that is no later than ten business days after the date on which the conditions to the Closing set forth in Article VII shall have been satisfied or waived. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

         SECTION 6.02. Transactions To Be Effected at the Closing. At the
Closing:

         (a) Seller shall deliver to Purchaser (i) such appropriately executed bills of sale, assignments and other instruments of transfer relating to the Station Assets in form and substance satisfactory to Purchaser and its counsel and (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

         (b) Purchaser shall deliver to Seller (i) payment of the Purchase Price in the manner provided in Section 2.01(b) and (ii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.


                                   ARTICLE VII

                            Conditions to Performance

         SECTION 7.01. Conditions to the Obligation of Purchaser. The obligation of Purchaser to purchase the Station Assets is subject to the satisfaction (or waiver by Purchaser) as of the Closing of each of the following conditions:

         (a) Seller shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing and Purchaser shall have received a certificate signed by Seller to such effect.

         (b) The representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date) and all covenants and agreements of Seller contained herein which are required to be performed by the Closing shall have been performed in all material respects, and Purchaser shall have received a certificate signed by Seller to such effect.

         (c) (i) Seller shall have delivered to Purchaser bills of sale conveying the Personal Property and (ii) assignment and assumption agreements conveying and transferring to Purchaser all of Seller's right, title and interest in, to and under the Licenses and the Contracts and evidencing Purchaser's assumption of Seller's obligations and liabilities with respect thereto to the extent provided in Section 1.03;

         (d) Except as otherwise contemplated by Section 8.02, the FCC Consent shall have been granted and become a Final Order and the parties hereto shall have complied with any conditions set forth therein which are required to be complied with prior to the Closing. For purposes hereof, "Final Order" shall mean an action or order of the FCC (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended, and (ii) with respect to which (x) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the FCC has not initiated a review of such action or order on its own motion and the periods provided by statute or FCC regulations for filing any such request and for the FCC to set aside the action on its own motion have expired or (y) in the event of review, reconsideration or appeal, the period provided by statute or FCC regulations for further review, reconsideration or appeal has expired.

         (e) The waiting period under the HSR Act shall have expired or been terminated.

         (f) The written consent of the Port Authority or its designee to the assignment of the WTC Lease to Purchaser, on terms no less favorable to Purchaser than those to which Seller is currently subject and otherwise in form and substance reasonably acceptable to Purchaser and Seller (the "Port Authority Consent"), shall have been obtained.

         (g) All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

         (h) There shall be no suit, action, or other proceeding pending in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

         (i) Purchaser shall have received an opinion dated the Closing Date of outside counsel to Seller, in form and substance reasonably satisfactory to Purchaser and its counsel, and an opinion dated the Closing Date of an officer responsible for legal affairs of Seller in form and substance reasonably satisfactory to Purchaser and its counsel.

         SECTION 7.02. Conditions to the Obligation of Seller. The obligation of Seller to sell, assign, transfer and convey the Station Assets to Purchaser is subject to the satisfaction (or waiver by Seller) as of the Closing each of the following conditions:

         (a) Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate signed by Purchaser to such effect.

         (b) The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date) and all covenants and agreements of Purchaser contained herein which are required to be performed by the Closing shall have been performed in all material respects, and Seller shall have received a certificate signed by Purchaser to such effect.

         (c) Purchaser shall have delivered to Seller assignment and assumption agreements accepting the transfer of all of Seller's right title and interest in, to and under the Licenses and the Contracts and evidencing Purchaser's assumption of Seller's obligations and liabilities with respect thereto to the extent provided in Section 1.03.

         (d) Except as set forth in Section 8.02, the FCC Consent shall have been granted and become a Final Order and the parties hereto shall have complied with any conditions set forth herein which are required to be complied with prior to the Closing.

         (e) The waiting period under the HSR Act shall have expired or been terminated.

         (f) The Port Authority Consent shall have been obtained.

         (g) All other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.

         (h) There shall be no suit, action, or other proceeding pending in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

         (i) Seller shall have received an opinion dated the Closing Date of Dow, Lohnes & Albertson, PLLC, counsel to Purchaser ("Dow, Lohnes"), in form and substance reasonably satisfactory to Seller and its counsel.

         SECTION 7.03. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur as required by Section 5.04; provided, that Purchaser may not rely on the failure of the condition set forth in Section 7.01(d) to the extent that such failure was caused by Purchaser's failure to take any action necessary in order to obtain the FCC Consent as required by Section 5.01(a).


                                  ARTICLE VIII

                                   Termination

         SECTION 8.01. Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                  (i)      by mutual written consent of Seller and Purchaser;

                  (ii)     by Seller, if any of the conditions set forth in
         Section 7.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                  (iii) by Seller, if (x) Purchaser fails to make any payment when due pursuant to (and subject to the terms of) the Time Brokerage Agreement or (y) during the effective period of the Time Brokerage Agreement, Purchaser commits any act or omission which could reasonably be expected to have a material adverse effect upon any License;

                  (iv) by Purchaser, if Seller fails to make available to Purchaser the amount of broadcast time required pursuant to (and subject to the terms of) the Time Brokerage Agreement;

                  (v)      by Purchaser if any of the conditions set forth in
         Section 7.01 shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

                  (vi)     by Purchaser or Seller, pursuant to Section 5.10(b);

                  (vii) subject to Sections 5.12 and 8.02, by Seller, if the Closing does not occur on or prior to August 12, 1998; or

                  (viii) subject to Section 8.02, by Purchaser, if the Closing does not occur on or prior to August 12, 1998, as a result of (A) any material breach of any covenant, representation, warranty or agreement of Seller contained in this Agreement or (B) the failure of the FCC Consent to have been obtained and to have become a Final Order prior to August 12, 1998, as a result of (I) any breach set forth in clause (A) of this Section 8.01(a)(viii) or (II) (x) any action or order by the FCC or (y) any petition to deny, request for review, reconsideration, appeal or stay, or any other objection to the granting of the FCC Consent, in the case of either (x) or (y) based upon the actual or alleged conduct or character of Seller or any direct or indirect parent of Seller (as opposed to any such event based upon the effect of the consummation of the transactions contemplated by this Agreement and the Time Brokerage Agreement, including cessation of Seller's programming or the termination of the operations of the Station);

provided, however, that the party seeking termination pursuant to clause (ii),
(iii), (iv), (v), (vi), (vii) or (viii) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

         (b) In the event of termination by any party pursuant to this Article VIII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

         (i) Purchaser and Seller shall return all documents and other material received from the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

         (ii) all confidential information received by Purchaser with respect to the Station or the Station Assets shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement;

         (iii) if Seller is the terminating party, such termination shall not result in any liability to Seller, and, except as provided in clause (iv) or (v) below, Seller shall, in addition to any other remedy or right available to Seller at law or equity (including the right to seek damages), be entitled to retain the Deposit; provided, that Seller shall not be entitled to any damages or other amounts in connection with such termination in addition to the Deposit unless, and then only to the extent that, Seller's actual damages resulting from such termination exceed the amount of the Deposit;

         (iv) if Purchaser is the terminating party, such termination shall not result in any liability to Purchaser and, if such termination is pursuant to (A) Section 8.01(a)(v), under such circumstances that any action taken or omitted to be taken by Seller or any of its affiliates has prevented any of the conditions set forth in Section 7.01 from being satisfied, (B)
     Section 8.01(a)(iv) or (C) Section 8.01(a)(viii)(A) or (B)(I), in addition to any other remedy or right available to Purchaser at law or equity (including the right to seek damages or specific performance) the Deposit shall promptly be returned to Purchaser; and

         (v) if such termination is pursuant to Section 8.01(a)(vi), Section 8.01(a)(viii)(B)(II), Sections 8.01(a)(ii) or 8.01(a)(vii) under circumstances where Purchaser has the right to terminate this Agreement pursuant to Section 8.01(a)(viii)(B), or Section 8.02, the Deposit shall promptly be returned to Purchaser.

         (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article VIII, this Agreement shall become void and of no further force or effect, except for the provisions of (i)
Section 3.01 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (ii) Section 8.03 relating to specific performance, (iii) Section 9.01(d) relating to certain indemnification obligations, (iv) Section 10.03 relating to broker fees, (v) Section 10.06 relating to attorney fees and expenses, (vi) Section 10.16 relating to certain expenses, (vii) Section 10.17 relating to guarantees and (viii) this Section
8.01. Nothing in this Section 8.01 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

         SECTION 8.02. Absence of Final Order. Notwithstanding any contrary provision contained in this Agreement, the parties hereby agree as follows:

         (a) In the event that at any time after all of the conditions to Closing set forth in Article VII have been satisfied or waived other than the conditions contained in Sections 7.01(d) and 7.02(d) (and such other conditions that are contemplated to be satisfied only at the Closing), and the FCC Consent shall have been obtained and the conditions set forth therein which are required to be complied with prior to the Closing have been complied with, Purchaser may deliver to Seller an opinion of Dow, Lohnes, subject only to customary assumptions and qualifications, to the effect that no significant risk exists that the FCC Consent will not become a Final Order ("Purchaser's Opinion"). In the event that Purchaser delivers Purchaser's Opinion to Seller, Seller shall, upon written notice delivered to Purchaser within two business days thereafter, elect to proceed with the Closing (in which case Purchaser and Seller shall be deemed to have waived the conditions contained in Sections 7.01(d) and 7.02(d), as applicable) or to postpone the Closing until the earlier of (i) November 12, 1998, or (ii) such time as (x) the FCC Consent shall have become a Final Order or (y) the FCC Consent shall have been approved by the action of the full FCC (as opposed to the approval of the FCC through delegated authority) (the earlier of such dates, the "Approval Date"). Within five business days following the Approval Date, Seller shall, by written notice to Purchaser, elect to proceed with the Closing (in which case Purchaser and Seller shall be deemed to have waived the conditions contained in Section 7.01(d) and 7.02(d), as applicable) or to terminate this Agreement. Notwithstanding the foregoing, Seller shall proceed with the Closing as contemplated hereby at such time as (i) Seller shall have received Purchaser's Opinion and (ii) the FCC Consent shall have been approved by the action of the full FCC. Neither party shall exercise their rights under 8.01(a)(vii) or (viii), as applicable, during any period during which the Closing is postponed pursuant to this Section 8.02.


         (b) The parties further agree that in the event that the Closing shall not have occured on or prior to August 12, 1998, under such circumstances that Purchaser would have the right to terminate this Agreement pursuant to Section 8.01(a)(viii)(B)(II)(y), Seller may deliver to Purchaser an opinion of Verner, Liipfert, Bernhard, McPherson and Hand, subject only to customary assumptions and qualifications, to the effect that no significant risk exists that the FCC Consent will not be obtained or become a Final Order, as appropriate ("Seller's Opinion"). In the event that Seller delivers Seller's Opinion to Purchaser, the date after which Purchaser shall be entitled to so terminate this Agreement pursuant to Section 8.01(a)(viii)(B)(II)(y) shall be deemed to be November 12, 1998.

         SECTION 8.03. Specific Performance. The parties recognize that if Seller breaches its agreement to sell the Station Assets or Purchaser breaches its agreement to purchase the Station Assets as contemplated by this Agreement, monetary damages alone would not be adequate to compensate the non-breaching party for its injury. If any action is brought by Purchaser or Seller to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law.


                                   ARTICLE IX

                                 Indemnification

         SECTION 9.01. Indemnity by Purchaser. Following the Closing (subject to
Section 9.01(d)), Purchaser agrees that it will defend, indemnify and hold harmless Seller, the general partners of Seller and each of their respective officers, directors, employees, agents, affiliates and representatives (collectively, the "Seller Indemnitees") from and against all actions, suits, claims, losses, penalties, damages, liabilities, costs and expenses including reasonable attorneys' fees, costs and disbursements (collectively, "Losses"), as incurred, based upon or arising out of each of the following:

         (a) any and all matters relating to the operation of the Station or the use, operation or maintenance of the Station Assets on or after the Closing;

         (b) any breach of (i) the representations and warranties set forth in Sections 4.02, 4.04 or 10.03 or (ii) any covenant or agreement of Purchaser contained in this Agreement;

         (c) any claim asserted against any Seller Indemnitee arising out of or related to any liability assumed by Purchaser pursuant to this Agreement or Purchaser's failure to perform or pay or discharge any such assumed liability;

         (d) (i) from and after the date of this Agreement, any breach or alleged breach of the Programming Agreement dated September 18, 1996, by and between Seller and Liberty/Fox U.S. Sports LLC (the "LFS Contract") based upon or arising out of the execution and delivery of this Agreement or the Time Brokerage Agreement and (ii) from and after the effective date of the Time Brokerage Agreement, any breach or alleged breach of the LFS Contract arising out of or based upon Purchaser's failure or alleged failure to perform any obligation thereunder required to be performed by Purchaser pursuant to this Agreement or the Time Brokerage Agreement.

         SECTION 9.02. Indemnity by Seller. Following the Closing, Seller agrees that it will defend, indemnify, and hold harmless Purchaser and its officers, directors, employees, agents, affiliates and representatives (collectively, the "Purchaser Indemnitees") from and against all Losses as incurred, based upon or arising out of each of the following:

         (a) any and all matters relating to operation of Station or the use, operation, maintenance or ownership of the Station Assets prior to the Closing (other than Losses relating to items described in Section 9.01(d));

         (b) any breach of (i) the representations and warranties set forth in Sections 4.01, 4.03 or 10.03 (other than Losses relating to items described in Section 9.01(d)) or (ii) any covenant or agreement of Seller contained in this Agreement;

         (c) any claim asserted against any Purchaser Indemnitee arising out of or related to any Excluded Liability or any Excluded Station Assets or Seller's failure to perform or pay and discharge any Excluded Liability; and

         (d) the existence of any Encumbrance (other than (i) Encumbrances for taxes, assessments and other governmental charges that are not yet due and payable and (ii) Encumbrances resulting from any act or omission of Purchaser or its affiliates, employees, agents or representatives) on the Station Assets at the Closing.

         SECTION 9.03. Limitations on Obligations. Except as provided in the third sentence of this Section 9.03, neither Purchaser nor Seller shall have any liability under Section 9.01(b)(i) or 9.02(b)(i), as applicable, unless the aggregate of all losses, penalties, damages, liabilities, costs and expenses relating thereto for which such party would, but for this proviso, be liable exceeds on a cumulative basis $1,500,000, and then only to the extent of any such excess. Except as provided in the third sentence of this Section 9.03, neither Purchaser nor Seller shall have any liability under Section 9.01(b) or 9.02(b), as applicable, for any individual items where the loss, penalty, damage, liability, cost or expense relating thereto is less than $15,000 and such items shall not be aggregated for purposes of the first sentence of this
Section 9.03. Notwithstanding any contrary provision of this Agreement, Seller shall be liable for the full amount of any indemnity obligation pursuant to
Section 9.02(b)(i) resulting from any breach of the representations and warranties set forth in Section 4.01(e). Notwithstanding any contrary provision of this Agreement, in no event shall Seller's aggregate liability under Section 9.02(b) exceed the Purchase Price.

         SECTION 9.04. Calculation of Losses. The amount of any claim, loss, penalty, damage, cost or expense (collectively, a "Loss") for which indemnification is provided under this Article IX shall be (i) increased to take account of any net tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such tax cost or tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the indemnified party has actually realized such cost or benefit.

         SECTION 9.05. Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).

         The indemnifying party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Notwithstanding the foregoing, in the event that the indemnified party reasonably determines, based on the advice of outside counsel, that there is a conflict of interest between the indemnified party and the indemnifying party in the defense of any Third Party Claim, (i) the indemnifying party shall not have the right to assume and direct the defense of such Third Party Claim on the indemnified party's behalf and (ii) the indemnifying party shall indemnify the indemnified party for all reasonable legal fees and expenses reasonably incurred by the indemnified party in the defense thereof.

         If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and imposes no nonmonetary obligation on the indemnified party.

         SECTION 9.06. Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or 9.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section
9.01 or 9.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         SECTION 9.07. Nonexclusive Remedy. The remedies provided pursuant to this Article IX shall be in addition to, and not exclusive of, any other legal or equitable remedies available to the parties hereto with respect to the breach of any representation, warranty or agreement set forth in this Agreement.


                                    ARTICLE X

                                  Miscellaneous

         SECTION 10.01. Notices by Parties. Except as otherwise provided in this Agreement, all notices, demands, and other communications ("Notices") required or permitted to be given hereunder shall be in writing and shall be (a) hand delivered and a written receipt obtained, (b) sent by nationally recognized overnight courier, (c) transmitted by facsimile (with hard copy confirmation by hand delivery, certified mail, return receipt requested or nationally recognized overnight courier) or (d) sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

         If to Seller:

         ITT-Dow Jones Television
         200 Liberty Street
         New York, NY 10281
         Attention of: General Counsel
         Telephone: 212-416-3030
         Telecopy:  212-732-8356

         With copies to:

         Dow Jones & Company, Inc.
         200 Liberty Street
         New York, NY 10281
         Attention of: General Counsel
         Telephone: 212-416-3030
         Telecopy:  212-732-8356

         and

         ITT Corporation
         1330 Avenue of the Americas
         New York, NY 10019

         Attention of: General Counsel
         Telephone: 212-258-1327
         Telecopy:  212-258-1463;

         If to ITT or Dow Jones to the address or telecopy number set forth above;

         If to Purchaser or Paxson to:

         Paxson Communications Corporation
         601 Clearwater Park Road
         West Palm Beach, FL 33401
         Attention of:
         Telephone: 561-659-4122
         Telecopy:  561-659-4252

         With a copy to:

         Dow Lohnes & Albertson, PLLC
         1200 New Hampshire Avenue, N.W.
         Suite 800
         Washington, D.C. 20036-6802

         Attention of: John R. Feore, Esq.
         Telephone: 202-776-2786
         Telecopy: 202-776-2222

         A Notice shall be deemed received for purposes hereof (i) on the date of actual receipt, if sent by hand delivery or facsimile transmission as described above, (ii) three days after the mailing thereof or (iii) one business day after being sent by overnight courier, as the case may be. Either party may at any time change the address for Notices to such party by giving a Notice as aforesaid.

         SECTION 10.02. Bulk Transfer Laws. Notwithstanding any other provision of this Agreement, Purchaser hereby waives compliance by Seller with the provisions of any so-called Bulk Transfer Law of any jurisdiction in connection with the transactions contemplated hereby. Seller shall indemnify and hold harmless Purchaser against any and all liabilities which may be asserted by third parties against Purchaser as a result of noncompliance with any such Bulk Transfer Law, other than liabilities which Purchaser shall have expressly assumed pursuant to this Agreement.

         SECTION 10.03. Broker's Commission. Purchaser represents to Seller that Purchaser has not dealt with any finder, broker or financial adviser in connection with the transactions contemplated hereby. Seller represents to Purchaser that the only finders, brokers or financial advisors which have acted on behalf of Seller or Seller's affiliates are Lazard Freres & Co. LLC ("Lazard Freres") and Goldman, Sachs & Co. ("Goldman, Sachs"), which have represented ITT and Evercore Partners ("Evercore"), which have represented Dow Jones. Each of the general partners of Seller or their applicable affiliates shall be responsible for any brokerage commission or fee and any other sums which may be payable to Lazard Freres, Goldman, Sachs or Evercore, as applicable, in connection with the transactions contemplated hereby.

         SECTION 10.04. Interpretation; Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

         (b)   For all purposes hereof:

         (i) "affiliate" means, with respect to any person, another person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person;

         (ii)  "including" means "including, without limitation"; and

         (iii) "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

         SECTION 10.05. Assignment. Neither party shall, without the other party's prior written consent, assign (including by operation of law) any of its right, title or interest in this Agreement to any person or entity; provided, however that Purchaser may assign its right to purchase the Station Assets hereunder to any domestic wholly owned subsidiary of Paxson which remains such through the Closing without the prior written consent of Seller. Any attempted assignment by either party in violation of the preceding sentence or by Purchaser to an entity which ceases to be a wholly owned subsidiary of Paxson prior to the Closing shall be null and void and of no force and effect. No assignment by either party shall release such party from any of its obligations and liabilities hereunder.

         SECTION 10.06. Attorneys' Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

         SECTION 10.07. Severability. The provisions of this Agreement are severable, and if any provision or part hereof or the application thereof to any person or circumstance shall be held by any court of competent jurisdiction to be invalid, unconstitutional or unenforceable for any reason, the remainder of this Agreement and the application of such provision or part hereof to other persons or circumstances shall not be affected thereby.

         SECTION 10.08. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

         SECTION 10.09. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees, to the extent permitted under applicable rules of procedure, to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.09. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 10.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument.

         SECTION 10.11. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the exhibits and schedules attached hereto, the Confidentiality Agreement and the Time Brokerage Agreement constitute the entire agreement and understanding between the parties hereto concerning the subject matter hereof and supersede all prior agreements and understandings between and among the parties hereto relating to such subject matter. Except as provided in Sections 9.01 and 9.02, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         SECTION 10.12. Modifications. This Agreement may not be waived, changed, modified, discharged or terminated orally, but only by an agreement in writing, signed by each of the parties hereto.

         SECTION 10.13. Non-Waiver. No failure on the part of Seller or Purchaser or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Seller or Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and, except as otherwise stated herein, not exclusive of any remedies provided by law.

         SECTION 10.14. Successors. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

         SECTION 10.15. Survival. The provisions of Sections 2.01(c), 2.02, 3.02, 5.01, 5.05, 5.06, 5.07, 5.08, 5.09, , 5.11, 5.12, Article IX and this
Article X shall survive the Closing. The representations and warranties contained in Sections 4.01 and 4.02 shall survive the Closing for purpose of
Article IX and shall terminate on the date which is six months following the Closing Date. Unless Purchaser or Seller shall have been notified of a breach or alleged breach of such representations and warranties in writing, with reasonable specificity, on or before the date which is six months following the Closing Date, no indemnity may be claimed in respect of the breach of any representation and warranty pursuant to Article IX hereof.

         SECTION 10.16. Expenses. Whether or not that transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

         SECTION 10.17. Guarantees. (a) Each of ITT and Dow Jones (ITT and Dow Jones being referred to in this Section 10.17 as the "Seller Guarantors") irrevocably guarantees, severally and not jointly, as a principal and not as a surety, to Purchaser and its successors and permitted assigns full and prompt performance by Seller of all of its obligations under or pursuant to this Agreement and the Time Brokerage Agreement in accordance with the terms thereof; provided, however, that neither Seller Guarantor shall be obligated pursuant to this Section 10.17 to pay any amount in excess of 50% of the amount of any such obligation of Seller.

         (b) Paxson irrevocably guarantees, as a principal and not as a surety, to Seller and its successors and permitted assigns the full and prompt performance by Purchaser of all of its obligations under or pursuant to this Agreement and the Time Brokerage Agreement in accordance with the terms thereof (the obligations of Seller and Purchaser guaranteed pursuant to this Section 10.17, being referred to collectively as the "Guaranteed Obligations").

         (c) The guaranties set forth in this Section 10.17 shall survive the Closing and remain in full force and effect for the period of time during which indemnification may be sought under Section 9.01 or 9.02, as applicable. Each Seller Guarantor and Paxson (collectively, the "Guarantors") waives any provision of any statute or judicial decision otherwise applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee is provided. To the fullest extent permitted by applicable law, each Guarantor hereby waives presentment to, demand of payment from and protest of any Guaranteed Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be affected by (a) the failure of the applicable obligee to assert any claim or demand or to enforce any right or remedy against the applicable Guarantor pursuant to the provisions of this Agreement or otherwise and (b) any recision, waiver, amendment or modification of, or any release from any of the terms or provisions of this

Section 10.17, unless consented to in writing by Seller and Purchaser.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                         ITT-DOW JONES TELEVISION

                                         By: Dow Jones Broadcasting
                                             (U.S.A.), Inc.,
                                             General Partner

                                         By:  /s/ Peter G. Skinner
                                             -----------------------------------
                                             Name:  PETER G. SKINNER
                                             Title: PRESIDENT

                                         By: ITT Broadcasting Corp.,
                                             General Partner

                                         By:  /s/
                                             -----------------------------------
                                             Name:
                                             Title:

                                         ITT CORPORATION

                                         By:  /s/
                                             -----------------------------------
                                             Name:
                                             Title:

                                         DOW JONES & COMPANY, INC.

                                         By:  /s/ Peter G. Skinner
                                             -----------------------------------
                                             Name:  PETER G. SKINNER
                                             Title: SENIOR PRESIDENT

                                         PAXSON COMMUNICATIONS
                                         CORPORATION

                                         By:  /s/ Lowell W. Paxson
                                             -----------------------------------
                                             Name:
                                             Title:

                                         PAXSON COMMUNICATIONS
                                         OF NEW YORK-31, INC.

                                         By:  /s/ Lowell W. Paxson
                                             -----------------------------------
                                             Name:
                                             Title: